As filed with the Securities and Exchange Commission on December 30, 2013
Registration 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Avino Silver & Gold Mines Ltd.
(Exact Name of Registrant as Specified in Its Charter)

British Columbia, Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Suite 900, 570 Granville Street
Vancouver, British Columbia
V6C 3P1, Canada
604-682-3701
(Address and telephone number of Registrant’s principal executive offices)

David Wolfin
President and Chief Executive Officer
570 Granville Street, Suite 900
Vancouver, British Columbia
V6C 3P1, Canada
Telephone: (604) 682-3701
Facsimile: (604) 682-3600
(Name, address and telephone number of agent for service)

Copy to:
Daniel B. Eng
Weintraub Tobin Chediak Coleman Grodin
475 Sansome Street, Suite 1800
San Francisco, CA 94111
Telephone: (415) 433-1400
Facsimile: (415) 433-3883

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☑  File No. 333-191214

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Aggregate maximum offering price	Amount of registration fee
Common Share Purchase Rights(1)	(2)	(2)	(2)	(2)
Total

(1)
Each of the Registrant’s common shares registered under the Registrant’s registration statement on Form F-3 (File No. 333-191214), declared effective by the Securities and Exchange Commission on December 6, 2013, if issued prior to the termination of the Registrant’s Shareholder Rights Plan Agreement (“Rights Plan”) dated as of April 22, 2013, between the Registrant and the rights agent named therein, includes the rights (the “Rights”) to purchase Common Shares on the terms and conditions of the Rights Plan. Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from the Registrant’s Common Shares, and have no value except as reflected in the market price of the Registrant’s Common Shares to which they are attached.

(2)	The Rights will be issued for no additional consideration and, therefore, no additional registration fee is required.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) of the Securities Act of 1933.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This registration statement is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction IV.A. to Form F-3 solely to register the Common Share purchase rights (the “Rights”) attached to the shares of the Registrant’s Common Shares registered under Registrant’s registration statement on Form F-3 (File No. 333-191214), declared effective by the Securities and Exchange Commission on December 6, 2013 (the “Related Registration Statement”).  Each of the Registrant’s Common Share registered under the Related Registration Statement, if issued prior to the termination of the Registrant’s Shareholder Rights Plan Agreement dated as of April 22, 2013, between the Registrant and the rights agent named therein, includes the Rights.  Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from the Registrant’s Common Shares and have no value except as reflected in the market price of the shares of the Registrant’s Common Shares to which they are attached.

In accordance with Rule 462(b) under the Securities Act of 1933, as amended, and General Instruction IV.A. to Form F-3, this registration statement incorporates by reference the contents of the Related Registration Statement, including all amendments, supplements, and exhibits thereto, and all information incorporated by reference therein, other than the exhibits hereto.  The required opinion and consents are listed on the exhibit index and are attached to and filed with this registration statement

Item 9. Exhibits

   (a)           Exhibits. The following exhibits are included herein:

Exhibit Number	Description

5.1	Opinion of Salley Bowes Harwardt Law Corporation
23.1	Consent of Salley Bowes Harwardt Law Corporation (included in Exhibit 5.1)
23.2	Consent of Manning Elliot LLP
23.3	Consent of Tetra Tech Wardrop

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, province of British Columbia, Canada, on the 30th day of December, 2013.

AVINO SILVER & GOLD MINES LTD.

By:	/s/ David Wolfin
David Wolfin, President,
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ David Wolfin	Date: December 30, 2013
David Wolfin, President & Chief Executive Officer (Principal Executive Officer)

/s/ Malcolm Davidson	Date: December 30, 2013
Malcolm Davidson, Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Jasman Yee	Date: December 30, 2013
Jasman Yee, Director

/s/ Michael Baybak	Date: December 30, 2013
Michael Baybak, Director

/s/ Andrew Kaplan	Date: December 30, 2013
Andrew Kaplan, Director (Authorized Representative in the United States)

/s/ Gary Robertson	Date: December 30, 2013
Gary Robertson, Director